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               [FIRST UNION REAL ESTATE INVESTMENTS LETTERHEAD]

FOR IMMEDIATE RELEASE
October 24, 1996


                 FIRST UNION REAL ESTATE INVESTMENTS ANNOUNCES
                      $50 MILLION PREFERRED SHARE OFFERING


Cleveland, Ohio, October 24, 1996 - First Union Real Estate Investments (NYSE:FUR), a leading property repositioning REIT, today announced the public offering of 2,000,000 shares of its 8.4% Series A Cumulative Convertible Redeemable Preferred Shares at a price of $25.00 per share. The offering was underwritten by Sutro & Co. Incorporated, as lead manager, with BT Securities Corporation and Tucker Anthony Incorporated as co-managers. First Union (the Trust) also granted the underwriters the option to purchase 300,000 additional shares of the offering to cover over-allotments.

The Series A Preferred Shares are convertible, at the option of the shareholder, into common shares at the conversion price of $7.5625 per common share, which represents a 10% premium. After October 29, 2001, the Shares will be redeemable, in whole or in part, at a rate of 3.31 common shares for each Series A Preferred Share, when the common share price exceeds the conversion price.

Commenting on the offering, James C. Mastandrea, chairman and chief executive officer of First Union Real Estate Investments, said, "This is the first time that First Union has been to the equity market since 1977. The successful completion of this offering, reflected by the favorable pricing and strong demand, is evidence that the market supports our strategic plan to reposition assets to maximize total return to shareholders. The proceeds of the offering will be used to substantially clear the outstanding balance on our $96 million line of credit which will enhance financial flexibility and allow us to pursue additional acquisitions."

This press release does not constitute an offer to sell or the solicitation of an offer to buy securities. Such offers may be made only by means of a prospectus, copies of which may be obtained from the Trust, or the underwriters.

First Union Real Estate Investments (NYSE:FUR) is an equity real estate investment trust (REIT) specializing in repositioning real estate to extract intrinsic value.


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